Exhibit 99.2

Nuance Announces Agreements to Issue 4.2 million Shares of its Common Stock in Exchange for $102.2 million of its 1.00% Senior Convertible Debentures due 2035

BURLINGTON, Mass. – May 28, 2021 – Nuance Communications, Inc. (Nasdaq: NUAN) (the “Company”) today announced that it entered into additional privately negotiated agreements with certain investors to exchange an aggregate of 4.2 million shares of the Company’s common stock and $1.1 million in cash for $102.2 million principal amount of its outstanding 1.00% senior convertible debentures due 2035 (the “Debentures”) held by such investors (collectively, the “Exchanges”).

The Exchanges are expected to close on or about June 1, 2021. Following the Exchanges and the Company’s exchanges announced on May 26, 2021, an aggregate of $219.5 million principal amount of the Debentures will remain outstanding.

This press release does not constitute an offer to sell or the solicitation of an offer to buy any security, nor shall there be any offer, solicitation or sale of any security, in any jurisdiction in which such offering, solicitation or sale would be unlawful.

About Nuance Communications, Inc.

Nuance Communications, Inc. (NASDAQ: NUAN) is a technology pioneer with market leadership in conversational AI and ambient intelligence. A full-service partner trusted by 77 percent of U.S. hospitals and 85 percent of the Fortune 100 across the globe, we create intuitive solutions that amplify people’s ability to help others.

Trademark reference: Nuance and the Nuance logo are registered trademarks or trademarks of Nuance Communications, Inc. or its affiliates in the United States and/or other countries. All other trademarks referenced herein are the property of their respective owners.

Safe Harbor and Forward-Looking Statements

This communication contains certain forward-looking statements within the meaning of the “safe harbor” provisions of the United States Private Securities Litigation Reform Act of 1995 with respect to the proposed Exchanges. These forward-looking statements generally are identified by the words “believe,” “project,” “predicts,” “budget,” “forecast,” “continue,” “expect,” “anticipate,” “estimate,” “intend,” “strategy,” “future,” “opportunity,” “plan,” “may,” “could,” “should,” “will,” “would,” “will be,” “will continue,” “will likely result,” and similar expressions (or the negative versions of such words or expressions). Forward-looking statements are predictions, projections and other statements about future events that are based on current expectations and assumptions and, as a result, are subject to risks and uncertainties. Many factors could cause actual future events to differ materially from the forward-looking statements in this press release, including but not limited to the risk that the Exchanges may not be completed in a timely manner or at all. In addition, please refer to the documents that the Company files with the SEC on Forms 10-K, 10-Q and 8-K. These filings identify and address other important risks and uncertainties that could cause events and results to differ materially from those contained in the forward-looking statements set forth in this press release. Forward-looking statements speak only as of the date they are made. Readers are cautioned not to put undue reliance on forward-looking statements, and the Company assumes no obligation and do not intend to update or revise these forward-looking statements, whether as a result of new information, future events, or otherwise.

Contact Information

For Investors:

Michael Maguire

Nuance Communications, Inc.

Tel: 781-565-4855

Email: michael.maguire@nuance.com

For Press:

Nancy Scott

Nuance Communications, Inc.

Tel: 781-565-4130

Email: nancy.scott@nuance.com